REALBIZ MEDIA GROUP, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of this 14th day of August 2017 by and between Realbiz Media Group, Inc., a Delaware corporation with a principal place of business in Gaithersburg, MD (the “Company”), and Mark W. Lindsey, an individual (the “Executive”).

WHEREAS, the Company and the Executive wish to set forth the terms and conditions for the employment of the Executive by the Company;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties mutually agree as follows:

Section 1. Term of Employment.

(a)	General. The Company will employ Executive, and Executive will be employed by the Company, for the period set forth in Section 1(b), in the positions set forth in Section 2, and upon the other terms and conditions herein provided commencing on August 14, 2017 (the “Effective Date”).

(b)	Term. The Agreement shall become effective on the Effective Date and shall continue unless earlier terminated as provided in Section 7 (the “Term”). The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason provided that Executive may not voluntarily terminate his employment upon less than thirty days prior written notice delivered to the Company, or upon such shorter notices as Company and Executive agree.

(c)	Location. During the Term, the Executive’s principal place of employment shall be in Gaithersburg, MD. The Executive acknowledges that Executive’s duties and responsibilities shall require the Executive to travel on business to the extent reasonably necessary to fully perform Executive’s duties and responsibilities hereunder.

Section 2. Duties and Exclusivity.

(a)	During the Term, the Executive (i) shall serve as Chief Financial Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Chief Executive Officer of the Company, (ii) shall report directly to the Chief Executive Officer; (iii) shall devote all the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. The Executive’s duties, responsibilities and authority may include services for one or more subsidiaries of the Company.

(b)	Notwithstanding anything to the contrary in Section 2(a) above, the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations. During the Term, Executive shall not accept any other employment or consultancy or serve on the board of directors or similar body of any entity unless such position is approved by the Chief Executive Officer.

(c)	Exclusivity. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) the Executive is not bound by any agreement with any previous employer or other party to refrain from (A) competing with the business of, or (B) soliciting the customers of, that employer or party, in each case, which would be violated by your employment with the Company; and (iv) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

(d)	Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices, if any, then held with the Company or any of its subsidiaries, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

Section 3. Compensation.

(a)	Salary. In consideration of all of the services rendered by the Executive under the terms of this Agreement, the Company shall pay to the Executive a base salary at the annualized rate of One Hundred Thousand Dollars ($100,000.00) during the first 5 months of employment, at the annualized rate of Two Hundred Thousand Dollars ($200,000.00) during the next 3 months of employment and at the annualized rate of Three Hundred Thousand Dollars ($300,000.00) thereafter, less payroll deductions and all required withholdings. Executive’s Base Salary shall be subject to annual review and upward adjustment only by the Board of Directors of the Company (the “Board”) or a committee thereof, beginning on November 1, 2018. The Base Salary shall be paid in accordance with the customary payroll practices of the Company in effect from time to time. The Executive’s salary, as adjusted from time to time under this Section 3(a), is referred to as (“Base Salary”).

(b)	Annual Bonus. With respect to each Company fiscal year that ends during the Term, commencing with fiscal year 2017, the Executive shall be eligible to receive an annual performance-based cash bonus (the “Annual Bonus”) which shall be payable based upon the attainment of individual and/or Company performance goals established by the Board or a committee thereof. The target amount of such Annual Bonus shall equal 100% of Executive’s Base Salary in the year to which the Annual Bonus relates, provided that the actual amount of the Annual Bonus may be greater or less than such target amount (the “Target Bonus”). Each Annual Bonus, if any, for a fiscal year shall be payable, less payroll deductions and all required withholdings, not later than the fifteenth day of the second month following the end of such year. Notwithstanding the foregoing, Executive shall be entitled to a $100,000.00 bonus payment on January 1, 2018 and $108,332.00 bonus payment on June 30, 2018; provided that Executive remains employed by the Company at such time.

(c)	Reimbursement of Expenses. The Company will promptly reimburse Executive for all reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. The Executive shall be reimbursed by the Company for the reasonable attorneys’ fees and costs incurred by him in connection with the negotiation and preparation of this Agreement (and related equity award documentation), up to a maximum of $3,000 provided that the Executive shall submit invoices to the Company within ninety (90) days of incurrence of the expense, and the Company shall reimburse Executive within sixty (60) days thereafter.

(d)	Benefits. In addition to any benefits provided by this Agreement, Executive shall be entitled to participate generally in all employee benefit, welfare and other plans, practices, policies and programs and fringe benefits maintained by the Company from time to time on a basis no less favorable than those provided to other similarly-situated executives of the Company. The Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended, enlarged, diminished or terminated prospectively by the Company from time to time, in its sole discretion, and that such shall not be deemed to be a breach of this Agreement. In the event that the Company does not have group health plan coverage in place for medical, dental and vision coverage, the Company shall reimburse the employee for out-of-pocket costs, up to a maximum of $2,859 per month, to obtain equivalent coverage for employee and dependents until the Company is able to provide these benefits.

(e)	Vacation. Executive shall be entitled to accrue four (4) weeks of paid vacation days per year in accordance with and subject to the terms of the Company’s vacation policy applicable to other executive officers of the Company, as it may be amended prospectively from time to time.

Section 4. Insurance; Indemnification.

During Executive’s employment with the Company, the Company shall maintain the insurance it currently has with respect to (i) directors’ and officers’ liability, (ii) errors and omissions and (iii) general liability insurance providing coverage to Executive to the same extent as other senior executives of the Company. Executive’s coverage under such insurance shall terminate upon Executive’s leaving of the Company’s employ for any reason. The Executive will be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Delaware law, the terms and conditions of Company’s articles of incorporation and/or bylaws, Company’s directors and officers (“D&O”) liability insurance policy, and Company’s standard indemnification agreement for directors and officers as executed by Company and Executive.

Section 5. Equity Awards.

(a)	Restricted Stock Grant. In addition to Base Salary, as part of the Executive’s overall compensation, the Executive shall receive a restricted stock award of 13,801,011 shares of the Company’s common stock (the “Restricted Shares”). For so long as the Executive remains continuously employed by the Company, the Restricted Shares shall vest as follows: 33.3% of the Shares shall vest on 1st, 2nd and 3rd anniversaries of the Agreement. In the event of a Change in Control while the Executive is employed by the Company, any unvested portion of the Restricted Shares shall vest immediately upon the Change in Control. The Restricted Shares grant shall be evidenced in writing by, and subject to the terms and conditions of a restricted stock agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided herein or in such restricted stock agreement.

(b)	Section 83(b) Election. The Executive hereby acknowledges that the Executive has been informed that, with respect to the Restricted Stock, the Executive may file an election with the Internal Revenue Service, within 30 days of the Date of the Grant, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, (the Code) to be taxed currently on any difference between the purchase price of the Restricted Stock and their fair market value on the date of purchase. Absent such an election, taxable income will be measured and recognized by the Executive at the time or times at which the forfeiture restrictions on the Restricted Stock lapse. The Executive is strongly encouraged to seek the advice of his own tax consultants in connection with the issuance of the Restricted Stock and the advisability of filing of the election under Section 83(b) of the Code. THE EXECUTIVE ACKNOWLEDGES THAT IT IS NOT THE COMPANYS, BUT RATHER THE EXECUTIVES SOLE RESPONSIBILITY TO FILE THE ELECTION UNDER SECTION 83(b) TIMELY.

(c)	Sale of Shares. Executive agrees that he will not loan or pledge any securities of the Company owned by him or which he may accrue in the future through restricted stock, option or other equity awards as collateral for any indebtedness.

Section 6. Compliance with Company Policy.

During the Term, the Executive shall observe all Company rules, regulations, policies, procedures and practices in effect from time to time, including, without limitation, such policies and procedures as are contained in the Company policy and procedures manual, as may be amended or superseded from time to time.

Section 7. Termination of Employment.

Executive’s employment with the Company may be terminated during Term of this Agreement for any of the following reasons:

(a)	By The Company For Cause. At any time during the Term, the Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (i) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Executive of a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or conduct by Executive that would reasonably be expected to result in material injury to the Company if he were retained in his position; (iii) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Company; (iv) a material breach by Executive of any of the provisions contained in Paragraph 7 of this Agreement; (v) a material violation by Executive of the Company’s employment policies which has continued for more than thirty (30) days following written notice of such violation from the Company; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(b)	By The Company for Without Cause. At any time during the Term, the Company may terminate Executive’s employment hereunder without Cause.

(c)	By The Executive. At any time during the Term, Executive may terminate his employment hereunder for any reason.

(d)	Right to Severance. In the event the Company terminates Executive’s employment Without Cause and if Executive executes and does not revoke during any applicable revocation period a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) within a reasonable period of time specified by the Company and in compliance with applicable law, following such termination, then in addition to any accrued obligations payable under Section 7(d)(i) below, the Company shall:

i.	Pay to the Executive six months of the Executive’s current Base Salary increasing to one year of Executive’s current Base Salary and Annual Bonus on the six month Anniversary of the Effective Date, with the severance increasing to two years of Executive’s current Base Salary and Annual Bonus on the first Anniversary of the Effective Date at which time the severance pay shall be capped at two years of Executive’s current Base Salary and Annual Bonus, less payroll deductions and all required withholdings, paid over time in accordance with the Company’s payroll practices then in effect; and

ii.	The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company immediately prior to Executive’s date of termination pursuant to the provisions of applicable law including, but not limited to, the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’ s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (i) the last day of the six or twelve (12) full calendar months (such period consistent with the severance payment period set forth in Section 7(d)(i) above) following the date the Release of Claims becomes effective and irrevocable (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this subsection, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA or other applicable law.

For purposes of this Section 7(e), Executive’s termination of employment at the end of the Term following an earlier notice of nonrenewal by the Company shall be treated as a termination of the Executive’s employment by the Company without Cause as of the last day of the Term.

(e)	Upon a termination of the Executive’s employment for any reason, (i) the Executive shall be entitled to receive: (A) any portion of the Executive’s Base Salary through the date of employment termination not theretofore paid, (B) any expenses owed to the Executive under Section 3(c) above, (C) any accrued but unused vacation pay owed to the Executive pursuant to Section 3(e) above, any pro-rated and unpaid Annual Bonus pursuant to Section 3(b) above, and (E) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(e) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(f)	The payments and benefits described in this Section 7 shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.

Section 8. Survival of Obligations.

The obligations of the Executive as set forth in Section 4, Section 7 and Sections 9 through 13 below shall survive the term of this Agreement and the termination of Executive’s employment hereunder regardless of the reason(s) therefor.

Section 9. Equitable Remedies.

Executive agrees that any damages awarded the Company for any breach of Sections 10 through 11 of this Agreement by Executive would be inadequate. Accordingly, in addition to any damages and other rights or remedies available to the Company, the Company shall be entitled to obtain injunctive relief from a court of competent jurisdiction temporarily, preliminarily and permanently restraining and enjoining any such breach or threatened breach and to specific performance of any such provision of this Agreement. In the event that either party commences litigation against the other under this Agreement the prevailing party in said litigation shall be entitled to recover from the other all costs and expenses incurred to enforce the terms of this Agreement and/or recover damages for any breaches thereof, including without limitation reasonable attorneys’ fees.

Section 10. Representations and Warranties.

(a)	Executive represents and warrants as follows that: (i) Executive has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Executive’s undertaking a relationship with the Company; and (ii) Executive has not entered into, nor will Executive enter into, any agreement (whether oral or written) in conflict with this Agreement.

(b)	The Company represents and warrants to the Executive that this Agreement and the Restricted Shares grant have been duly authorized by the Company’s Board of Directors and are the valid and binding obligations of the Company, enforceable in accordance with their respective terms.

Section 11. Miscellaneous.

(a)	Entire Agreement. This Agreement, the exhibits attached hereto, and the Restricted Shares granted concurrently herewith under Section 5(a) hereof, contain the entire understanding of the parties and supersede all previous contracts, arrangements or understandings, express or implied, between the Executive and the Company with respect to the subject matter hereof or his engagement by the Company as Chief Financial Officer. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or in the attached exhibits.

(b)	Section Headings. The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

(c)	Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, the remainder of this Agreement shall be deemed the same.

(d)	No Oral Modification; Waiver or Discharge. No provisions of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by the Executive and such officer as may be designated by the Board of Directors of the Company to execute such a waiver, modification or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to be in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e)	Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement

(f)	Execution In Counterparts. The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument. Facsimile transmissions, or electronic transmissions in .pdf format, of any executed original document and/or retransmission of any executed facsimile or .pdf transmission shall be deemed to be the same as the delivery of an executed original of this Agreement.

(g)	Governing Law And Performance. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the state of Delaware. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the state of Delaware or of the United States of America for the State of Delaware. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The prevailing party shall be entitled to all applicable remedies, including but not limited to actual damages caused by breach and reasonable attorney’s fees and costs.

(h)	Successor and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including, in the case of the Executive, the Executive’s heirs, executors and estate. The Executive may not assign Executive’s obligations under this Agreement. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 11(h) or which becomes bound by the terms of this Agreement by operation of law.

(i)	Notices. Any notices or other communications provided for hereunder may be made by hand, by certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established by a party by written notice to the other party. Notice shall be considered accomplished on the date delivered, three days after being mailed or one day after deposit with the express courier, as applicable.

Section 12. Section 409A.

(a)	It is intended that any compensation or benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A, the Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Severance benefits under Section 7(d) shall not commence until the Executive has a “separation from service” for purposes of Section 409A.

(b)	To the extent that any reimbursement of expenses or in-kind benefits constitutes deferred compensation under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)	If the Executive is deemed at the time of his separation from service to be a specified employee for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the compensation and benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall be provided to the Executive immediately after the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s separation from service with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive’s death in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

Section 13. Limitation of Payments upon Certain Events.

(a)	Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(b)	The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the date the first Payment is due shall make all determinations required to be made under this Section 13. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the transaction, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)	The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive at such time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement under seal as of the date and year first above written.

Company:		Executive:

Realbiz Media Group, Inc.

		By:	/s/ James F. Parslow
By:	Anshu Bhatnagar		James F. Parslow
Chief Executive Officer

Executive:

By:	Mark W. Lindsey	By:	/s/ James F. Parslow
James F. Parslow